UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	0-13442	93-0786033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8005 S.W. BOECKMAN ROAD WILSONVILLE, OR		97070-7777
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 22, 2011, Mentor Graphics Corporation (the “Company”) issued a press release confirming that the Company has received an unsolicited conditional proposal from Carl Icahn and certain of his affiliated entities (the “Icahn Group”) for all of the outstanding shares of the Company other than those it already owns at a price of $17 per share in cash. The Company’s Board of Directors will review the Icahn Group’s conditional proposal including any trade regulation limitations that may apply to alternate proposals and make a recommendation to shareholders in due course. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Mentor Graphics Corporation dated February 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2011	MENTOR GRAPHICS CORPORATION

	By:	/s/ Dean M. Freed
Dean M. Freed
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Mentor Graphics Corporation dated February 22, 2011.

Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:
Ry Schwark Media Contact 503.685.1660 ry_schwark@mentor.com	Joe Reinhart Investor Contact 503.685.1462 joe_reinhart@mentor.com

Mentor Graphics Confirms Receipt of Unsolicited Conditional

Proposal from the Icahn Group

Shareholders Need to Take No Action at this Time

WILSONVILLE, Ore., February 22, 2011—Mentor Graphics Corp. (NASDAQ: MENT) today confirmed that it has received an unsolicited conditional proposal from Carl Icahn and certain of his affiliated entities (the “Icahn Group”) for all of the outstanding shares of the company other than those it already owns at a price of $17 per share in cash.

The company’s Board of Directors will review the Icahn Group’s conditional proposal including any trade regulation limitations that may apply to alternate proposals and make a recommendation to shareholders in due course. Mentor Graphics shareholders are advised to take no action at this time pending the review of the proposal by the Mentor Graphics Board.

The company will release financial results for the fourth fiscal quarter, ended January 31, 2011, on Thursday, February 24, 2011 at approximately 4:15 p.m. Eastern time. A conference call with investors to discuss the financial results is scheduled for 5:00 PM Eastern time.

Webcast Participation

•	Live audio webcast at http://www.mentor.com/company/investor_relations. Please register at this website prior to the scheduled call time of 5:00 p.m. Eastern time.

•	Conference call replay: Begins February 24, 2011 7:00 p.m. Eastern time); Ends March 4, 2011 (3:00 AM Eastern time). USA 800-475-6701; International 320-365-3844; Access code: 192453

About Mentor Graphics

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues over the last 12 months of about $850 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. The company, its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation. The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2011 annual meeting of shareholders. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. Shareholders are urged to read the proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the company’s 2011 annual meeting of shareholders. Information concerning these participants is available in the company’s proxy statement for the 2010 annual meeting of shareholders filed with the SEC on May 28, 2010, and in subsequent SEC filings on Forms 3 and 4. Shareholders are advised to read the company’s proxy statement for the 2011 annual meeting of shareholders and other relevant documents when they become available, because they will contain important information, including information with respect to such participants. You can obtain free copies of these referenced documents as described above.